UNITED STATES
                        SECURITES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported)  July 9, 2004
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                              Vicom, Incorporated
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            (Exact name of registrant as specified in its chapter)

         Minnesota                    13529                    41-1255001
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(State or other jurisdiction   (Commission File Number)      (IRS Employer
     of incorporation)                                     Identification No.)

      9449 Science Center Drive
         New Hope, Minnesota                                 55428
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(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code        763-504-3000
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        (Former name or former address, if changed since last report)


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Item 2

Acquisition of Assets

On July 9 , 2004, Vicom (the Company) completed its acquisition of the outstanding membership interests of Rainbow Satellite Group, LLC (Rainbow) for approximately 6.9 million dollars, two million of which was paid for in Vicom Preferred Stock, valued at $2.00 per share on a conversion formula to Vicom common stock, one million dollars of which was paid for in cash and the balance in promissory notes due by January 2005. The consideration paid was based on the Company's analysis of likely future net incomes to be generated over a six year period by the acquired Company. The cash was provided by funds Vicom had previously raised in a private placement. The aforementioned purchase price is subject to adjustment pursuant to the parties agreement if the number of Rainbow subscribers increases or decreases as of an adjustment date. The assets were acquired from the members/owners of Rainbow. Prior to the transaction, there was no material relationship between the owners of sellers and the Company.

With this acquisition, the Company acquired over 16,000 video subscribers which are primarily located in California, Colorado, Texas, Florida, Illinois and New York. Any required proforma information with regards this transaction will be filed as soon as available.

Item 5: Other Events and Regulation FD Disclosure. The Company is changing its name from Vicom, Incorporated to Multiband Corporation, effective July 16, 2004. Vicom's trading symbol on the NASDAQ Stock Exchange will change from VICM to MBND. This name change was approved by the Company's shareholders at its annual meeting on June 17, 2004

Item 7: Exhibits:

7.1 Purchase Agreement

                                   Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Form 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       July 9, 2004                  Vicom, Incorporated

                                          By         James L. Mandel
                                              --------------------------------
                                                 James L. Mandel
                                                 Chief Executive Officer


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                                  Exhibit Index

7.1   Purchase Agreement


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